Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block, Christine Ieuter
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Second Quarter 2010 Results Reflect Positive Trends

NORTHBROOK, Ill., August 4, 2010 — The Allstate Corporation (NYSE: ALL) today reported financial results for the second quarter of 2010:

Consolidated Highlights

	Three months ended June 30,
($ in millions, except per share amounts and ratios)	2010	2009	% Change
Consolidated revenues	$7,656	$8,490	(9.8)
Net income	145	389	(62.7)
Net income per diluted share	0.27	0.72	(62.5)
Operating income*	441	297	48.5
Operating income per diluted share*	0.81	0.55	47.3
Book value per share	33.24	27.87	19.3
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities*	32.51	31.55	3.0
Catastrophe losses	636	818	(22.2)
Property-Liability combined ratio	96.8	100.0	(3.2) pts
Property-Liability combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)*	88.1	87.2	0.9 pts

* Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

“We made continued progress in executing our strategies and achieving our 2010 goals in the second quarter,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation.  “Profitability at Allstate Protection met our underlying combined ratio outlook for the year.  Implementation of growth initiatives reduced the impact of catastrophe risk management and profitability actions, but has not yet generated sufficient volume to increase overall policies in force. Allstate Financial’s operating income significantly rebounded reflecting progress on its strategic repositioning and the benefit of reserve actions.  Strong investment results reflect our risk mitigation and return optimization strategies.

“Operating income was $0.81 per diluted share for the quarter compared to $0.55 per diluted share for the same quarter last year due to a decline in catastrophe losses from a record second quarter level in 2009. Net income was $0.27 per diluted share as derivative losses reduced earnings.  Derivative losses, however, were more than offset by corresponding increases in investment valuations so that book value per share increased by 3% in the quarter,” said Wilson.

Consolidated Financial Results

Allstate’s second quarter 2010 operating income rose to $441 million compared to $297 million in the same period of 2009, reflecting improved results in both Property-Liability and Allstate Financial.  Net income was $145 million in the second quarter of 2010 compared to $389 million in the second quarter of 2009 primarily due to realized capital losses in the 2010 quarter versus realized capital gains in the prior year period.  Realized capital losses in the second quarter of 2010 reflect risk management actions, including derivative losses that were offset by increased portfolio valuations.  Book value rose to $33.24 per share at June 30, 2010 compared to $32.26 at March 31, 2010 and $27.87 at June 30, 2009, reflecting higher shareholders’ equity primarily resulting from increased market valuations for fixed income investments.

Property-Liability Combined Ratio Reflects Continued Strong Auto Performance

Property-Liability results for the second quarter of 2010 reflect Allstate Protection’s implementation of actions to profitably grow standard auto and improve homeowners returns.  Property-Liability premiums written increased 0.4% in the second quarter of 2010 compared to the prior year second quarter.  Allstate brand growth of 1.6% contributed to the premium increase, partially offset by a 20.4% Encompass brand decline when compared to the second quarter a year ago.  Actions to improve Encompass profitability negatively impacted results.

Allstate’s Property-Liability business produced an underlying combined ratio within the company’s full-year outlook range of 88 to 90.  The underlying combined ratio, which excludes catastrophes and prior year reserve reestimates, was 88.1 in the second quarter of 2010 compared to 87.2 in the same period of 2009, primarily due to a higher expense ratio.  The recorded combined ratio was 96.8 for the second quarter of 2010, a 3.2 point improvement from the second quarter of 2009.

Catastrophe losses totaled $636 million during the second quarter of 2010, reflecting 30 events with losses of $758 million, offset by favorable reserve reestimates of $39 million on first quarter 2010 events and $83 million on prior years’ events.  This compares to catastrophe losses of $818 million for the second quarter of 2009.  Catastrophe losses added 9.8 points to the combined ratio during the second quarter of 2010.  Although lower than the record second quarter impact in 2009 of 12.5 points, it was 3.2 points higher than Allstate’s 19-year average for a second quarter of 6.6 points.

Allstate brand standard auto premiums written* increased 1.9% for the second quarter of 2010 compared to the prior year second quarter, due to a 3.3% increase in average premium.  Increased average premium was offset by a 1.7% decline in policies in force as the rate of new business was not sufficient to overcome the business lost at renewal.  Standard auto retention was comparable to the prior year second quarter at 89.0 despite a slight decline in Allstate’s customer loyalty index score during the quarter.  New issued applications increased 0.4% compared to the prior year second quarter.  The Allstate brand standard auto combined ratio was 94.5, a decline of 0.4 points from the second quarter of 2009, due to growth in earned premiums as well as favorable prior year reserve reestimates.

Allstate brand homeowners premiums written for the second quarter of 2010 increased 2.2% compared to the same period a year ago, as a 6.1% increase in average premium was partly offset by a 4.0% decline in policies in force.  The combined ratio was 104.4 in the second quarter of 2010 compared to 116.3 in the second quarter a year ago, reflecting lower catastrophe losses and lower non-catastrophe claim costs.  Rate increases averaging 11.3% in 14 states were approved during the second quarter, reflecting actions to improve returns and lessen the volatility of the homeowners results.

Allstate Financial Strategy Gaining Traction

Allstate Financial made significant progress on reinventing its business model during the second quarter.  The goals are to produce higher returns, reduce concentrations in products with returns dependent on investment spread, and serve Allstate customers by focusing on Allstate agencies and expanding Allstate Workplace Division.

Premiums and deposits* on mortality and morbidity (underwritten) products increased 12.1% when compared to the second quarter of 2009, including increases in policies sold through the Allstate Workplace Division and

Allstate agencies.  Consistent with the strategy, premiums and deposits on fixed annuity sales declined by 60.2% compared to the prior year period.

Allstate Financial operating income was $125 million in the second quarter of 2010 compared to $65 million in the prior year second quarter.  The increase was due to lower amortization of deferred acquisition costs (DAC) and a higher investment spread, partly offset by a lower benefit spread.  DAC amortization declined primarily due to a re-estimation of reserves and lower amortization on annuities.  The investment spread increased to $134 million in the second quarter of 2010 from $63 million in the prior year second quarter.  The change was due to lower net investment income being more than offset by decreased interest credited to contractholder funds, which includes lower amortization of deferred sales inducements.  The benefit spread declined 24.4% from the prior year second quarter due to the re-estimation of reserves and adverse mortality experience, partly offset by growth in accident and health products.  The re-estimation of reserves related to the use of refined policy level information and assumptions for interest-sensitive life insurance and immediate annuities, resulting in a net reserve increase of $27 million, after-tax, and a decrease in DAC amortization of $32 million, after-tax, for a net favorable impact to operating income of $5 million, after-tax.

Allstate Financial reported a net loss of $107 million in the second quarter of 2010 compared to net income of $19 million in the 2009 second quarter.  The second quarter of 2010 net loss reflected $226 million of after-tax realized capital losses including the impact of related deferred acquisition costs and deferred sales inducements.  The second quarter of 2009 reflected an after-tax realized capital loss of $49 million, including the impact of deferred acquisition costs and deferred sales inducements.

Proactive Investment Strategies Provide Returns

Allstate’s consolidated investment portfolio was $99.9 billion at June 30, 2010, slightly lower than at March 31, 2010, as improved valuations and operating cash flows were offset by reductions in Allstate Financial’s spread-based business.  Valuation increases were primarily driven by the effect of declining interest rates on fixed income securities, and resulted in an improvement of $1.2 billion in the net unrealized position during the second quarter.  Allstate’s net unrealized gain at June 30, 2010 was $400 million, pre-tax, compared to a net unrealized loss of $849 million, pre-tax, at March 31, 2010 and a net unrealized loss of $7.3 billion, pre-tax, at June 30, 2009.

Net realized capital loss for the second quarter of 2010 was $451 million, pre-tax, compared to a net realized capital gain of $328 million in the prior year second quarter, with derivatives being responsible for the majority of the $779 million difference.  Derivative net losses totaled $310 million in the second quarter of 2010 compared to a gain of $419 million in the second quarter of 2009, driven primarily by Allstate’s risk management actions.  Net realized capital loss for the second quarter of 2010 also reflected $239 million of impairment write-downs and $67 million of intent write-downs primarily related to residential and commercial real estate exposure, partly offset by net realized gains of $145 million from sales.

Derivative net losses were the result of interest rate and equity market declines.  Declining interest rates resulted in $259 million of losses from Allstate’s risk management actions.  However, the loss was less than the increase in fixed income valuations during the period.  Declining equity markets resulted in derivative losses of $106 million from equity exposures embedded in fixed income securities, partly offset by $82 million in gains from equity market hedges.

As part of the company’s ongoing strategy to manage exposure to certain portfolio segments, reductions of municipal fixed income securities totaled $1.6 billion of amortized cost and commercial real estate totaled $966 million of amortized cost during the second quarter of 2010.  In addition, a lower allocation to equity securities was maintained while the market experienced a significant downturn in the quarter.

Net investment income for the second quarter of 2010 was $1.0 billion, 5.3% less than the second quarter of 2009 and consistent with the first quarter of 2010.  The decline from the prior year second quarter primarily resulted from lower short-term interest rates, risk reduction actions related to municipal bonds and commercial real estate, and duration-shortening actions taken to protect the portfolio from rising interest rates.  Net investment income in the Property-Liability portfolio totaled $310 million in the second quarter of 2010, a 7.2% decline from the second quarter of 2009, but a 2.0% increase from the first quarter of 2010.  Allstate Financial’s net investment income was $723 million, a 5.4% decline from the second quarter of 2009 and a 1.1% decline from the first quarter of 2010.

Strong Capital Position

“The combination of our proactive strategies and favorable investment results improved book value,” said Don Civgin, senior vice president and chief financial officer.

Book value per share grew to $33.24 at June 30, 2010 compared to $32.26 at March 31, 2010 and $27.87 at June 30, 2009.  The book value increases reflected higher shareholders’ equity, primarily resulting from improved investment valuations.  Statutory surplus at June 30, 2010 was an estimated $14.9 billion for Allstate Insurance Company, including $3.2 billion at Allstate Life Insurance Company.  This compares to statutory surplus of $15.4 billion for Allstate Insurance Company at March 31, 2010 and $13.8 billion at June 30, 2009.  The statutory surplus reduction from March 31, 2010 to June 30, 2010 includes a $200 million dividend from Allstate Insurance Company to the holding company.  A total of $3.1 billion in deployable assets were available at the holding company level at June 30, 2010.

*     *     *     *     *

Visit www.allstateinvestors.com to view additional information about Allstate’s second quarter results, including a webcast of its quarterly conference call.  The conference call will be held at 9 a.m. ET on Thursday, August 5, 2010.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer.  Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help more than 17 million households insure what they have today and better prepare for tomorrow.  Consumers access Allstate insurance products (auto, home, life and retirement) and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives in the U.S. and Canada, as well as via www.allstate.com and 1-800 Allstate®.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenues
Property-liability insurance premiums	$6,513	$6,560	$13,016	$13,142
Life and annuity premiums and contract charges	545	494	1,089	978
Net investment income	1,049	1,108	2,099	2,284
Realized capital gains and losses:
Total other-than-temporary impairment losses	(288)	(471)	(538)	(1,196)
Portion of loss recognized in other comprehensive income	(18)	154	(23)	154
Net other-than-temporary impairment losses recognized in earnings	(306)	(317)	(561)	(1,042)
Sales and other realized capital gains and losses	(145)	645	(238)	1,011
Total realized capital gains and losses	(451)	328	(799)	(31)
	7,656	8,490	15,405	16,373

Costs and expenses
Property-liability insurance claims and claims expense	4,714	5,002	9,506	9,722
Life and annuity contract benefits	485	407	927	794
Interest credited to contractholder funds	450	561	913	1,140
Amortization of deferred policy acquisition costs	949	1,229	1,963	2,626
Operating costs and expenses	789	702	1,618	1,503
Restructuring and related charges	13	32	24	77
Interest expense	92	97	184	185
	7,492	8,030	15,135	16,047
Gain on disposition of operations	2	1	3	4

Income from operations before income tax expense	166	461	273	330

Income tax expense	21	72	8	215

Net income	$145	$389	$265	$115

Earnings per share:

Net income per share - Basic	$0.27	$0.72	$0.49	$0.21

Weighted average shares - Basic	540.7	539.8	540.4	539.3

Net income per share - Diluted	$0.27	$0.72	$0.49	$0.21

Weighted average shares - Diluted	543.0	540.6	542.4	540.1

Cash dividends declared per share	$0.20	$0.20	$0.40	$0.40

THE ALLSTATE CORPORATION

SEGMENT RESULTS

($ in millions, except ratios)	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Property-Liability

Premiums written	$6,640	$6,615	$12,898	$12,884

Premiums earned	$6,513	$6,560	$13,016	$13,142
Claims and claims expense	(4,714)	(5,002)	(9,506)	(9,722)
Amortization of deferred policy acquisition costs	(914)	(940)	(1,839)	(1,889)
Operating costs and expenses	(664)	(591)	(1,368)	(1,269)
Restructuring and related charges	(14)	(30)	(25)	(57)
Underwriting income (loss)	207	(3)	278	205

Net investment income	310	334	614	678
Periodic settlements and accruals on non-hedge derivative instruments	(1)	(3)	(2)	(6)
Income tax expense on operations	(148)	(39)	(236)	(174)

Operating income	368	289	654	703

Realized capital gains and losses, after-tax	(69)	131	(192)	(185)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	2	1	4

Net income	$299	$422	$463	$522

Catastrophe losses	$636	$818	$1,284	$1,334

Operating ratios:
Claims and claims expense ratio	72.4	76.2	73.1	74.0
Expense ratio	24.4	23.8	24.8	24.4
Combined ratio	96.8	100.0	97.9	98.4

Effect of catastrophe losses on combined ratio	9.8	12.5	9.9	10.2

Effect of prior year reserve reestimates on combined ratio	(2.3)	0.3	(1.3)	(0.3)

Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	(1.2)	—	(0.7)	(0.4)

Effect of Discontinued Lines and Coverages on combined ratio	—	—	0.1	—

Allstate Financial
Investments	$61,804	$59,861	$61,804	$59,861

Premiums and deposits	$1,018	$1,399	$2,123	$2,932

Premiums and contract charges	$545	$494	$1,089	$978
Net investment income	723	764	1,454	1,583
Periodic settlements and accruals on non-hedge derivative instruments	11	(3)	28	(2)
Contract benefits	(485)	(407)	(927)	(794)
Interest credited to contractholder funds	(450)	(520)	(913)	(1,062)
Amortization of deferred policy acquisition costs	(41)	(130)	(99)	(239)
Operating costs and expenses	(116)	(105)	(236)	(226)
Restructuring and related charges	1	(2)	1	(20)
Income tax expense on operations	(63)	(26)	(133)	(68)

Operating income	125	65	264	150

Realized capital gains and losses, after-tax	(230)	82	(335)	(88)
DAC and DSI accretion (amortization) relating to realized capital gains and losses, after-tax	4	(131)	2	(150)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	—	—	(18)	(224)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(7)	2	(18)	1
Gain on disposition of operations, after-tax	1	1	2	3

Net (loss) income	$(107)	$19	$(103)	$(308)

Corporate and Other
Net investment income	$16	$10	$31	$23
Operating costs and expenses	(101)	(103)	(198)	(193)
Income tax benefit on operations	33	36	65	68

Operating loss	(52)	(57)	(102)	(102)

Realized capital gains and losses, after-tax	5	5	7	3

Net loss	$(47)	$(52)	$(95)	$(99)

Consolidated net income	$145	$389	$265	$115

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	June 30,	December 31,
	2010	2009
	(unaudited)
Assets
Investments:
Fixed income securities, at fair value (amortized cost $81,425 and $81,243)	$81,925	$78,766
Equity securities, at fair value (cost $3,356 and $4,845)	3,254	5,024
Mortgage loans	7,173	7,935
Limited partnership interests	3,119	2,744
Short-term, at fair value (amortized cost $2,414 and $3,056)	2,414	3,056
Other	2,058	2,308
Total investments	99,943	99,833
Cash	711	612
Premium installment receivables, net	4,830	4,839
Deferred policy acquisition costs	5,003	5,470
Reinsurance recoverables, net	6,537	6,355
Accrued investment income	851	864
Deferred income taxes	1,301	1,870
Property and equipment, net	935	990
Goodwill	874	875
Other assets	1,822	1,872
Separate Accounts	8,003	9,072
Total assets	$130,810	$132,652
Liabilities
Reserve for property-liability insurance claims and claims expense	$19,434	$19,167
Reserve for life-contingent contract benefits	13,483	12,910
Contractholder funds	49,443	52,582
Unearned premiums	9,684	9,822
Claim payments outstanding	733	742
Other liabilities and accrued expenses	6,054	5,726
Long-term debt	5,909	5,910
Separate Accounts	8,003	9,072
Total liabilities	112,743	115,931

Equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 538 million and 537 million shares outstanding	9	9
Additional capital paid-in	3,155	3,172
Retained income	31,552	31,492
Deferred ESOP expense	(44)	(47)
Treasury stock, at cost (362 million and 363 million shares)	(15,760)	(15,828)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital losses on fixed income securities with OTTI	(332)	(441)
Other unrealized net capital gains and losses	588	(1,072)
Unrealized adjustment to DAC, DSI and insurance reserves	72	643
Total unrealized net capital gains and losses	328	(870)
Unrealized foreign currency translation adjustments	43	46
Unrecognized pension and other postretirement benefit cost	(1,244)	(1,282)
Total accumulated other comprehensive loss	(873)	(2,106)
Total shareholders’ equity	18,039	16,692
Noncontrolling interest	28	29
Total equity	18,067	16,721
Total liabilities and equity	$130,810	$132,652

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)	Six months ended June 30,
	2010	2009
	(unaudited)
Cash flows from operating activities
Net income	$265	$115
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	26	(86)
Realized capital gains and losses	799	31
Gain on disposition of operations	(3)	(4)
Interest credited to contractholder funds	913	1,140
Changes in:
Policy benefits and other insurance reserves	306	(148)
Unearned premiums	(135)	(283)
Deferred policy acquisition costs	(70)	548
Premium installment receivables, net	9	55
Reinsurance recoverables, net	(206)	(133)
Income taxes	74	1,359
Other operating assets and liabilities	116	(112)
Net cash provided by operating activities	2,094	2,482
Cash flows from investing activities
Proceeds from sales:
Fixed income securities	9,114	8,856
Equity securities	3,046	3,547
Limited partnership interests	278	214
Mortgage loans	44	141
Other investments	62	262
Investment collections:
Fixed income securities	2,391	2,658
Mortgage loans	638	598
Other investments	44	65
Investment purchases:
Fixed income securities	(11,900)	(12,424)
Equity securities	(1,501)	(4,207)
Limited partnership interests	(616)	(268)
Mortgage loans	(10)	(14)
Other investments	(79)	(41)
Change in short-term investments, net	439	3,167
Change in other investments, net	(128)	(80)
Disposition of operations	—	12
Purchases of property and equipment, net	(69)	(104)
Net cash provided by investing activities	1,753	2,382
Cash flows from financing activities
Proceeds from issuance of long-term debt	—	1,000
Repayment of long-term debt	(1)	(1)
Contractholder fund deposits	1,567	2,450
Contractholder fund withdrawals	(5,112)	(7,736)
Dividends paid	(215)	(327)
Treasury stock purchases	(5)	(3)
Shares reissued under equity incentive plans, net	25	—
Excess tax benefits on share-based payment arrangements	(4)	(6)
Other	(3)	11
Net cash used in financing activities	(3,748)	(4,612)
Net increase in cash	99	252
Cash at beginning of period	612	415
Cash at end of period	$711	$667

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP and operating financial measures.  Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is net income (loss), excluding:

•      realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•      amortization of DAC and DSI, to the extent they resulted from the recognition of certain realized capital gains and losses,

•      gain (loss) on disposition of operations, after-tax, and

•      adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income (loss) is the GAAP measure that is most directly comparable to operating income.

We use operating income as an important measure to evaluate our results of operations.  We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process.  Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g., net investment income and interest credited to contractholder funds) or replicated investments.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business.  A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods.  Operating income is used by management along with the other components of net income (loss) to assess our performance.  We use adjusted measures of operating income and operating income per diluted share in incentive compensation.  Therefore, we believe it is useful for investors to evaluate net income (loss), operating income and their components separately and in the aggregate when reviewing and evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator.  Operating income should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.

The following tables reconcile operating income and net income (loss) for the three months and six months ended June 30, 2010 and 2009.

For the three months ended June 30,	Property-Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	2010	2009	2010	2009	2010	2009	2010	2009
Operating income	$368	$289	$125	$65	$441	$297	$0.81	$0.55

Realized capital gains and losses	(106)	201	(353)	121	(451)	328
Income tax benefit (expense)	37	(70)	123	(39)	157	(110)
Realized capital gains and losses, after-tax	(69)	131	(230)	82	(294)	218	(0.53)	0.40
DAC and DSI accretion (amortization) relating to realized capital gains and losses, after-tax	—	—	4	(131)	4	(131)	—	(0.24)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	—	—	—	—	—	—	—	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	2	(7)	2	(7)	4	(0.01)	0.01
Gain on disposition of operations, after-tax	—	—	1	1	1	1	—	—

Net income (loss)	$299	$422	$(107)	$19	$145	$389	$0.27	$0.72

For the six months ended June 30,	Property-Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	2010	2009	2010	2009	2010	2009	2010	2009
Operating income	$654	$703	$264	$150	$816	$751	$1.50	$1.39

Realized capital gains and losses	(296)	(113)	(515)	78	(799)	(31)
Income tax benefit (expense)	104	(72)	180	(166)	279	(239)
Realized capital gains and losses, after-tax	(192)	(185)	(335)	(88)	(520)	(270)	(0.95)	(0.50)
DAC and DSI accretion (amortization) relating to realized capital gains and losses, after-tax	—	—	2	(150)	2	(150)	—	(0.28)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	—	—	(18)	(224)	(18)	(224)	(0.03)	(0.42)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	4	(18)	1	(17)	5	(0.03)	0.01
Gain on disposition of operations, after-tax	—	—	2	3	2	3	—	0.01

Net income (loss)	$463	$522	$(103)	$(308)	$265	$115	$0.49	$0.21

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance.   Net income (loss) is the most directly comparable GAAP measure.  Underwriting income (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income (loss) to net income (loss) is provided in the “Segment Results” page.

Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio and the effect of prior year non-catastrophe reserve reestimates on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses and prior year reserve reestimates.  These catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio.  Prior year reserve reestimates are caused by unexpected loss development on historical reserves.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  We also provide it to facilitate a comparison to our outlook on the 2010 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  The combined ratio excluding the effect of catastrophes and prior year reserve reestimates should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.  A reconciliation of the combined ratio excluding the effect of catastrophes and prior year reserve reestimates to the combined ratio is provided in the following table.

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)	88.1	87.2	88.6	88.1
Effect of catastrophe losses	9.8	12.5	9.9	10.2
Effect of prior year non-catastrophe reserve reestimates	(1.1)	0.3	(0.6)	0.1
Combined ratio	96.8	100.0	97.9	98.4

Effect of prior year catastrophe reserve reestimates	(1.2)	—	(0.7)	(0.4)

In this news release, we provide our outlook range on the 2010 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes.  Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC, DSI and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  Book value per share is the most directly comparable GAAP measure.

We use the trend in book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique.

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered as a substitute for book value per share, and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

($ in millions, except per share data)	As of June 30,
	2010	2009

Book value per share
Numerator:
Shareholders’ equity	$18,039	$15,068
Denominator:
Shares outstanding and dilutive potential shares outstanding	542.7	540.6
Book value per share	$33.24	$27.87

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Shareholders’ equity	$18,039	$15,068
Unrealized net capital gains and losses on fixed income securities	398	(1,988)
Adjusted shareholders’ equity	$17,641	$17,056
Denominator:
Shares outstanding and dilutive potential shares outstanding	542.7	540.6
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$32.51	$31.55

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Condensed Consolidated Statements of Financial Position.  A reconciliation of premiums written to premiums earned is presented in the following table.

($ in millions)	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Premiums written	$6,640	$6,615	$12,898	$12,884
(Increase) decrease in Property-Liability unearned premiums	(110)	(70)	135	267
Other	(17)	15	(17)	(9)
Premiums earned	$6,513	$6,560	$13,016	$13,142

Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales.  It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

The following table illustrates where premiums and deposits are reflected in the condensed consolidated financial statements.

($ in millions)	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Total premiums and deposits	$1,018	$1,399	$2,123	$2,932
Deposits to contractholder funds	(739)	(1,152)	(1,567)	(2,450)
Deposits to separate accounts	(25)	(28)	(51)	(56)
Change in unearned premiums and other adjustments	32	29	70	68
Life and annuity premiums (1)	$286	$248	$575	$494

(1)

Life and annuity contract charges in the amount of $259 million and $246 million for the three months ended June 30, 2010 and 2009, respectively, and $514 million and $484 million for the six months ended June 30, 2010 and 2009, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Condensed Consolidated Statements of Operations line item life and annuity premiums and contract charges.

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about our outlook for the combined ratio excluding the effect of catastrophes and prior year reserve reestimates for 2010.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•                  Premiums written and premiums earned, the denominator of the underlying combined ratio, may be materially less than projected.  Policyholder attrition may be greater than anticipated resulting in a lower amount of insurance in force.

•                  Unanticipated increases in the severity or frequency of standard auto insurance claims may adversely affect our underwriting results.  Changes in the severity or frequency of claims may affect the profitability of our Allstate Protection segment.  Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy and litigation.  Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices.  The short-term level of claim frequency we experience may vary from period to period and may not be sustainable over the longer term.  A decline in gas prices, increase in miles driven, and higher unemployment are examples of factors leading to a short-term frequency change.  A significant long-term increase in claim frequency could have an adverse effect on our underwriting results.

We undertake no obligation to publicly correct or update any forward-looking statements.  This news release contains unaudited financial information.

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